SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          --------------------------


                                   FORM 8-K


                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of
                   the Securities and Exchange Act of 1934

Date of Report: (Date of earliest event reported): May 27, 1999 (May 26, 1999)


                         BLUE DOLPHIN ENERGY COMPANY
            (Exact name of registrant as specified in its charter)




       DELAWARE                      0-15905                   73-1268729
(State of Incorporation)    (Commission File Number)         (IRS Employer
                                                           Identification No.)


                            801 TRAVIS, SUITE 2100
                             HOUSTON, TEXAS 77002
            (Address of Registrant's principal executive offices)

                                (713) 227-7660
             (Registrant's telephone number, including area code)


                               (NOT APPLICABLE)
        (Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS


      On May 25, 1999, Blue Dolphin Energy Company (the "Company") issued a press release announcing that it signed a letter of intent to acquire a controlling interest in American Resources Offshore, Inc., a Delaware corporation ("ARO"). ARO's common stock, par value $.00001 per share (the "Common Stock"), is traded on the NASDAQ Small Cap Market under the symbol "GASS."

      The Company, through a wholly-owned subsidiary, intends to purchase from ARO shares of Common Stock equal to 75% of ARO's outstanding Common Stock after the purchase, for approximately $5.0 million, subject to certain adjustments, and the cancellation of certain of ARO's indebtedness in the principal amount of approximately $21.0 million, which the Company will acquire from ARO's secured lender for nominal consideration (the "Purchase"). In connection with the Purchase, ARO will dispose of all of its oil and gas properties located in southeastern Kentucky and an 80% interest in its interest in the offshore oil and gas properties located in the Gulf of Mexico to third parties. Presently ARO has an average twenty-nine percent non-operated working interest in 49 offshore federal lease blocks located in the central and western regions of the Gulf of Mexico (the "Gulf of Mexico Assets")

      If the transactions are consummated as planned, ARO will be a majority owned subsidiary of the Company whose assets will consist of a 20% interest in the Gulf of Mexico Assets. The Company will manage the Gulf of Mexico Assets, including the 80% interest sold by ARO to the third parties. A definitive agreement is being negotiated and the terms of the transaction may change. The transaction is contingent upon, among other things, the execution of a definitive agreement, the approval of the board of directors of the Company and ARO, and ARO's shareholders.

      The press release and letter of intent are filed as exhibits hereto.


ITEM 7.     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
            AND EXHIBITS

(C)   EXHIBITS

      Exhibit 99.1            Press release, dated May 26, 1999
      Exhibit 99.2            Letter of Intent

                                  SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 27, 1999


                                          BLUE DOLPHIN ENERGY COMPANY



                                          /s/G. BRIAN LLOYD
                                             G. Brian Lloyd
                                             Vice President, Treasurer

                              INDEX OF EXHIBITS

EXHIBIT NUMBER    DESCRIPTION

Exhibit 99.1            Press release, dated May 26, 1999
Exhibit 99.2            Letter of Intent